                                           Contacts:
Clare Eckert (AUXILIO): 401-855-2601
Becky Herrick (IR Agency): 415-433-3777

AUXILIO Reports First Quarter 2011 Financial Results
- First quarter 2011 net revenue increased 27% over first quarter 2010 –

Mission Viejo, CA – May 17, 2011 – AUXILIO, Inc. (OTCBB: AUXO), the nation’s pioneer and leading Managed Print Services (MPS) company for health care, announced its financial results for the quarter ended March 31, 2011.

“Revenue grew by 27% for the first quarter 2011, compared to the same period last year, driven by new contracts signed in 2010,” stated Joseph J. Flynn, president and CEO of AUXILIO, Inc.  “We have a strong pipeline of new prospects going into 2011, as a result of both our organic sales efforts and our channel relationships.  Furthermore, we believe our unique vendor-neutral MPS solution and proprietary industry benchmark data will enable us to capture the significant and growing marketing opportunities in the US Managed Print Services health care industry as a whole.”

Financial Results
For the quarter ended March 31, 2011, AUXILIO reported net revenue of $4.7 million, an increase of 27% when compared to net revenue of $3.7 million in the same period of 2010. Cost of revenues was $4.3 million for the first quarter of 2011, compared to $2.7 million in the same period of 2010.  Gross profit for the first quarter of 2011 was $344,000, or 7 % of sales, compared to $1.0 million or 28% of sales, in the same period of 2010.  Operating expenses for the first quarter of 2011 were $1.2 million, compared to $1.0 million in the same period of 2010. Net loss for the first quarter of 2011 was $864,000, or $0.04 per share, compared to a net income of $6,000 or breakeven, in the same period of 2010.

Paul Anthony, AUXILIO’s Chief Financial Officer stated, “The cost of revenues increase and the decline in gross profit resulted from of an increase in costs associated with implementing our services with new customers.  We incur higher up-front costs as we absorb our new customers’ legacy contracts with third-party vendors.  As we implement our MPS programs, we strive to improve upon these legacy contracts thus reducing costs over the term of the contract.  While we expect this trend of incurring higher up-front costs to continue, which is symptomatic of a services business model, we anticipate an overall increase in revenues and gross margins as our customer base continues to mature and expand.”

Conference Call Information
The company will host its first quarter 2011 financial results conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT, the details for which follow.  To access the call in the U.S. please dial 1-877-941-8416 and for international calls dial 1-480-629-9808 approximately 10 minutes prior to the start of the conference.  The conference ID is 4440202.  The conference call will also be broadcast live over the Internet and available for replay for 15 days at www.auxilioinc.com.  In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call.  To listen to the replay, in the U.S., please dial 1-800-406-7325 and internationally, 1-303-590-3030.  Enter access code 4440202.

About AUXILIO, Inc.
AUXILIO, Inc. is the pioneer of managed print services for the health care industry, working exclusively with hospitals and hospital systems throughout the United States.  We are vendor independent and provide intelligent solutions, a risk free program and guaranteed savings. AUXILIO assumes all costs related to print business environments through customized, streamlined and seamless integration of services at predictable fixed rates that are unmatched in the industry. We work collaboratively to assist our health care-partners in the delivery of quality patient care.  The service and solutions provided by our on-site Centers of Excellence professional print strategy consultants deliver unparalleled customer service across the industry. For more information about AUXILIO, visit www.auxilioinc.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of AUXILIO, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. AUXILIO, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

[Tables to Follow]

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2011	DECEMBER 31, 2010
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,418,125	$2,249,907
Accounts receivable, net	1,358,684	1,160,251
Supplies	709,952	687,845
Prepaid and other current assets	199,041	331,483
Total current assets	3,685,802	4,429,486

Property and equipment, net	214,045	234,975
Deposits	28,013	28,013
Goodwill	1,517,017	1,517,017
Total assets	$5,444,877	$6,209,491

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$2,692,332	$2,538,828
Accrued compensation and benefits	643,570	772,532
Deferred revenue	243,109	255,802
Current portion of capital lease obligations	46,658	41,776
Total current liabilities	3,625,669	3,608,938

Capital lease obligations, noncurrent	76,521	79,524

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 19,336,651 and 19,336,651 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	19,338	19,338
Additional paid-in capital	20,503,363	20,417,584
Accumulated deficit	(18,780,014)	(17,915,893)
Total stockholders' equity	1,742,687	2,521,029
Total liabilities and stockholders’ equity	$5,444,877	$6,209,491

AUXILIO, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
Revenues	$4,683,101	$3,698,621
Cost of revenues	4,339,212	2,655,830
Gross profit	343,889	1,042,791
Operating expenses:
Sales and marketing	358,140	320,409
General and administrative expenses	844,640	713,734
Total operating expenses	1,202,780	1,034,143
(Loss) income from operations	(858,891)	8,648
Other income (expense):
Interest expense	(3,236)	(456)
Interest income	406	14
Total other income (expense)	(2,830)	(442)
(Loss) income before provision for income taxes	(861,721)	8,206
Income tax expense	2,400	2,400
Net (loss) income	$(864,121)	$5,806

Net (loss) income per share:
Basic	$(0.04)	$0.00
Diluted	$(0.04)	$0.00

Number of weighted average shares:
Basic	19,336,651	19,049,081
Diluted	19,336,651	20,573,503

###